UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 23, 2017
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	The Hartford Financial Services Group, Inc. One Hartford Plaza Hartford, Connecticut	06155
	(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (860) 547-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01.     Entry into a Material Definitive Agreement.
On June 23, 2017, The Hartford Financial Services Group, Inc. (the “Company”) entered into a commitment agreement (the “Agreement”) by and among the Company, The Prudential Insurance Company of America (“Prudential”), and State Street Global Advisors Trust Company ("State Street"), an independent fiduciary to The Hartford Retirement for U.S. Employees (the “Plan”). Pursuant to the Agreement, the Plan will purchase a group annuity contract from Prudential and transfer to Prudential the future pension benefit obligations and annuity administration for certain retirees and former employees with vested pension benefits (or their beneficiaries) (“Transferred Participants”).
Upon issuance of the group annuity contract, the pension benefit obligations for approximately 16,000 Transferred Participants will be transferred to Prudential, which will guarantee the pension benefits of the Transferred Participants. By transferring the obligations to Prudential, the Company will reduce its approximate $5.6 billion in U.S. qualified pension plan liabilities by approximately $1.6 billion, or 29%. The purchase of the group annuity contract will be funded directly by the Plan's assets.
The transactions are subject to customary closing conditions for these types of commitment agreements. Assuming all of the closing conditions are met, the Company expects the transactions contemplated under the Agreement to be completed by June 30, 2017. All Transferred Participants will continue to receive their benefits from the Plan until November 1, 2017, at which time Prudential will assume responsibility for administrative and customer service support, including distribution of payments to the Transferred Participants.
The foregoing description does not purport to be complete and is qualified in its entirety by the provisions of the Agreement, which will be filed with the Company's quarterly report for the quarter ended June 30, 2017.
Item 7.01     Regulation FD Disclosure

On June 26, 2017, the Company issued a press release announcing that it entered into the Agreement described in Item 1.01 above. The press release is furnished as Exhibit 99.1 to this Form 8-K. The information furnished in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.
Item 8.01    Other Events

As a result of the transactions described under Item 1.01 above, the Company expects to recognize in second quarter 2017 a pension settlement charge to net income of approximately $485 million, after-tax, and a reduction to stockholder’s equity of approximately $140 million, or $0.37 per diluted share based on March 31, 2017 shares outstanding.

In order to maintain the Plan’s pre-transaction funded status, the Company intends to make a contribution of approximately $300 million to the Plan by year-end 2017.

Cautionary Statement Regarding Forward-Looking Information
Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the financial impact of the purchase of the group annuity contract, including, without limitation, the reduction to the pension benefit liability, the funding status of and future contribution to the Plan, the settlement charge to net income, and the impact to stockholder’s equity, and are based on current expectations and assumptions. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2016 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS
Exhibits	Description

99.1	Press Release dated June 26, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

June 26, 2017	By:	/s/ Beth A. Bombara
Name: Beth A. Bombara
Title: Executive Vice President and Chief Financial Officer